PROSPECTUS                             Pricing Supplement No. 2962
Dated January 10, 1995                 Dated January 30, 1997
PROSPECTUS SUPPLEMENT                  Rule 424(b)(3)-Registration Statement
                                             No. 33-60723
Dated January 25, 1995

                                     GENERAL ELECTRIC CAPITAL CORPORATION
                                      GLOBAL MEDIUM-TERM NOTES, SERIES A
                                       (Redeemable Step Up Coupon Notes)

Principal Amount:  US$25,000,000

Trade Date:  January 30, 1997

Settlement Date (Original Issue Date):  February 4, 1997

Maturity Date: February 6, 2012 (unless earlier redeemed as described under "Additional Terms--Optional Redemption" below.)

Price to Public (Issue Price):  100.00%

Agent's Discount or Commission:  0.00%

Net Proceeds to Issuer (in Specified Currency):  US$25,000,000

Interest:

     Interest Rate: The Notes will pay interest at the rate of 7.25% per annum for the period from the Original Issue Date up to but excluding the Interest Payment Date scheduled to occur on February 4, 1998; thereafter, the interest rate on the Notes will reset annually on each February 4 in accordance with the schedule set forth under "Additional Terms--Interest" below.

     Interest Payment Period:
     __ Annual    __ Semi-Annual    X  Monthly    __ Quarterly

     Interest Payment Dates: The 4th of each month, commencing on March 4, 1997, and ending on the Maturity Date (with respect to the period from and including January 4, 2012 to but excluding February 6, 2012), unless earlier redeemed. See "Additional Terms--Interest" below.


POTENTIAL PURCHASERS OF THE NOTES ARE URGED TO READ THIS PRICING
SUPPLEMENT THOROUGHLY TOGETHER WITH THE ACCOMPANYING PROSPECTUS
DATED JANUARY 10, 1995 AND PROSPECTUS SUPPLEMENT DATED JANUARY 25, 1995. SEE "CERTAIN INVESTMENT CONSIDERATIONS"
HEREIN.

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASSIGNED TO
THEM IN THE PROSPECTUS SUPPLEMENT

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                                  Pricing Supplement No. 2962
                                  Dated January 30, 1997
                                  Rule 424(b)(3)-Registration Statement
                                           No. 33-60723


Repayment, Redemption and Acceleration:

Initial Redemption Date: February 4, 1998 (See "Additional Terms- -Redemption" below)
Initial Redemption Percentage:  100%
Optional Repayment Date:  Not applicable ("N/A")

Form of Notes:

     X  DTC registered        __ non-DTC registered

     The Notes will be available in denominations of $1,000 and increments of $1,000 in excess thereof.

Original Issue Discount

     Amount of OID:  N/A
     Yield to Maturity:  N/A
     Interest Accrual Date:  N/A
     Initial Accrual Period OID:  N/A

Amortizing Notes:

     Amortization Schedule:  N/A

Dual Currency Notes:

     Face Amount Currency:  N/A
     Optional Payment Currency:  N/A
     Designated Exchange Rate:  N/A

Indexed Notes:

     Currency Base Rate:  N/A

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                                  Pricing Supplement No. 2962
                                  Dated January 30, 1997
                                  Rule 424(b)(3)-Registration Statement
                                           No. 33-60723

Repayment, Redemption and Acceleration:

Additional Terms:

     Interest.

     Interest on the Notes will accrue from February 4, 1997 and will be payable in U.S. dollars on the 4th of each month, commencing on March 4, 1997 and on the Maturity Date (with respect to the period from and including January 4, 2012 to but excluding February 6, 2012) or date of earlier redemption (each, an "Interest Payment Date"). Interest will accrue from and including each Interest Payment Date to but excluding the next succeeding Interest Payment Date. In the event an Interest Payment Date falls on a day other than a Business Day, interest will be paid on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after such Interest Payment Date to such next succeeding Business Day. The interest rate on the Notes will be equal to 7.25% per annum from and including the Original Issue Date up to but excluding February 4, 1998. Thereafter, the interest rate will be subject to adjustment annually on each February 4 in accordance with the following schedule:

                 Interest Period                               Interest Rate
                                                               (per annum)

         February 4, 1998 to February 3, 1999                         7.300%
         February 4, 1999 to February 3, 2000                         7.350%
         February 4, 2000 to February 3, 2001                         7.400%
         February 4, 2001 to February 3, 2002                         7.450%
         February 4, 2002 to February 3, 2003                         7.500%
         February 4, 2003 to February 3, 2004                         7.550%
         February 4, 2004 to February 3, 2005                         7.600%
         February 4, 2005 to February 3, 2006                         7.650%
         February 4, 2006 to February 3, 2007                         7.700%
         February 4, 2007 to February 3, 2008                         7.750%
         February 4, 2008 to February 3, 2009                         8.000%
         February 4, 2009 to February 3, 2010                         8.500%
         February 4, 2010 to February 3, 2011                         9.000%
         February 4, 2011 to February 5, 2012                        10.000%

     Optional Redemption.

     The Company may at its option elect to redeem the Notes in whole on February 4, 1998 or on any Interest Payment Date thereafter (each such date, an "Optional Redemption Date") at 100% of their principal amount plus accrued interest to but excluding the date of redemption (the "Redemption Date"). In the event the Company elects to redeem the Notes, notice will be given to registered holders not more than 60 nor less than 30 days prior to the Redemption Date.

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                                  Pricing Supplement No. 2962
                                  Dated January 30, 1997
                                  Rule 424(b)(3)-Registration Statement
                                           No. 33-60723


     Certain Covenants of the Company.

     As of August 1, 1996, the Company entered into a supplemental indenture with The Chase Manhattan Bank, as trustee, eliminating the covenants of the Company described in the Prospectus under the caption "Certain Covenants of the Company". Consequently, the information under such caption is not applicable to the Notes.

Certain Investment Considerations:

     Prospective purchasers of the Notes should be aware that the Notes will pay interest at different fixed rates each year through the Maturity Date unless earlier redeemed by the Company. Prospective purchasers should also be aware that the Company has the option to redeem the Notes on any Optional Redemption Date and will be likely to elect to redeem the Notes in the event prevailing market interest rates are lower than the then-Current interest rate on the Notes.

Additional Information:

     General.

     At September 28, 1996, the Company had outstanding indebtedness totalling $114.704 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at September 28, 1996 excluding subordinated notes payable after one year was equal to $114.007 billion.

     Consolidated Ratio of Earning to Fixed Charges.

     The information contained in the Prospectus under the caption "Consolidated Ratio of Earnings to Fixed Charges" is hereby amended in its entirety, as follows:

                 Year Ended December                    Nine Months Ended
         1991     1992     1993     1994     1995       September 28, 1996

         1.34     1.44     1.62     1.63     1.51              1.56

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                                  Pricing Supplement No. 2962
                                  Dated January 30, 1997
                                  Rule 424(b)(3)-Registration Statement
                                           No. 33-60723



     For purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of net earnings adjusted for the provision for income taxes, minority interest and fixed charges. Fixed charges consist of interest and discount on all indebtedness and one-third of rentals, which the Company believes is a reasonable approximation of the interest factor of such rentals.

     Documents Incorporated by Reference.

     The information contained in the Prospectus in the first paragraph of text under the caption "Documents Incorporated by Reference" is hereby amended in its entirety, as follows: There is hereby incorporated in the Prospectus by reference the Company's Annual Report on Form 10-K for the year ended December 31, 1995, the Company's Quarterly Reports on Form 10-Q for the quarters ended March 30, 1996, June 29, 1996 and September 28, 1996 and the Company's Form 8-K dated June 28, 1996 heretofore filed with the Securities and Exchange Commission pursuant to the 1934 Act, to which reference is hereby made.

Plan of Distribution:

     The Notes are being purchased by Smith Barney Inc. (hereinafter referred to as the "Underwriter"), as principal, at the Issue Price of 100% of the aggregate principal amount of the Notes.

     The Company has agreed to indemnify the Underwriter against and contribute toward certain liabilities, including liability under the Securities Act of 1933, as amended.